Exhibit 99.1


             Insight Announces First Quarter 2007 Results


    NEW YORK--(BUSINESS WIRE)--May 3, 2007--Insight Communications Company today announced financial results for the quarter ended March 31, 2007.

    First Quarter Highlights

    --  Revenue of $339.5 million, an increase of 13% over Q1 2006

    --  Adjusted Operating Income before Depreciation and
        Amortization* of $129.3 million, an increase of 15% over Q1
        2006

    --  Capital expenditures of $76.9 million

    --  Free Cash Flow* of $16.8 million

    -- Total Customer Relationships of 1,426,300 at March 31, 2007, an increase of 49,500 compared to 1,376,800 at March 31, 2006

    -- Total Revenue Generating Units ("RGUs") of 2,801,600 at March 31, 2007, an increase of 319,900, or 13%, from March 31, 2006, comprised of:



          -- Basic customer net gain of 21,200, resulting in 1,344,000 basic customers at quarter end, representing a 2.9%
             annual growth rate in basic customers from March 31, 2006

          -- High-speed Internet ("HSI") customer net gain of 44,800, compared to net additions in Q1 2006 of 44,400. Total HSI customers at quarter end were 656,000, a penetration of 27% of HSI homes passed.

          -- Digital customer net gain of 32,200, compared to net additions in Q1 2006 of 41,700. Total digital customers at quarter end were 653,800, a penetration of 51% of the company's digital universe.

          -- Telephone customer net gain of 24,400, the company's best growth quarter ever, compared to net additions in Q1 2006 of 9,800. Total telephone customers at quarter end were 147,800, a penetration of 7.5% of the company's telephone universe.


    -- As of March 31, 2007, 98% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.

    * See explanation of these Non-GAAP measures on page 6.

                               (Page 1)

    On April 1, 2007, Insight Midwest, L.P.'s partnership agreement was amended, and Insight agreed with Comcast on a division of Insight Midwest's assets and liabilities. Upon completion of the transaction, Insight will own 100% of the cable systems serving customers in Louisville; Lexington; Bowling Green; and Covington, Ky., and in Evansville, Ind. and Columbus, Ohio. Comcast will own 100% of the cable systems serving customers in Rockford/Dixon; Quincy/Macomb; Springfield; Peoria; and Champaign/Urbana, Ill., and in Bloomington; Anderson; and Lafayette/Kokomo, Ind. Pending completion of the transaction, Insight continues to serve as general partner and manager of all of the cable systems of Insight Midwest. In conjunction with the division of assets and liabilities, the Insight systems group was initially allocated approximately $1.260 billion of the partnership's debt, and the Comcast systems group was initially allocated approximately $1.335 billion of the partnership's debt. The closing is subject to closing conditions, including local governmental approvals and regulatory approvals and is expected to be completed by the end of 2007.

    Operating Results for the Three Months Ended March 31, 2007
Compared to the Three Months Ended March 31, 2006

    Revenue for the three months ended March 31, 2007, totaled $339.5 million, an increase of 13% over the prior year, due primarily to RGU growth across all of Insight's services, as well as video rate increases. High-speed Internet service revenue increased 23% over the prior year, which was attributable to an increased customer base and was partially offset by lower average revenue per customer due to promotional discounts. Insight added a net 44,800 high-speed Internet customers during the quarter to end at 656,000 customers.

    Basic cable service revenue increased 6% due to an increased customer base and video rate increases, partially offset by promotional discounts. Insight added a net 21,200 basic customers during the quarter to end at 1,344,000 customers. In addition, digital service revenue increased 28% over the prior year due to an increased customer base and a $1.60 increase in digital average revenue per customer ("ARPU"). Insight added a net 32,200 digital customers during the quarter to end at 653,800 customers.

    Insight has been increasing its customer growth and retention efforts by increasing spending on sales and marketing efforts, emphasizing bundling and enhancing and differentiating its video services with video-on-demand, high-definition television and digital video recorders. The company is also continuing to focus on improving customer satisfaction through higher service levels and increased customer education of product offerings.

    To increase its bundling opportunities and extend its growth potential in future years, the company successfully rolled out its telephone product in eight previously unserved districts during the second half of 2006 and in January 2007. As a result, the company added a net 24,400 telephone customers during the quarter to end at 147,800 customers.

                               (Page 2)



Revenue by service offering was as follows for the three months ended
 March 31 (dollars in thousands):

                        Revenue by Service Offering
               ---------------------------------------------  --------
               THREE MONTHS   % of    THREE MONTHS   % of     % Change
                ENDED MARCH   Total    ENDED MARCH   Total      in
                 31, 2007    Revenue     31, 2006    Revenue   Revenue
               ------------ --------- ------------- --------  --------
Basic            $ 168,151      49.5%   $  158,207     52.5%      6.3%
High-speed
 Internet           69,531      20.5%       56,497     18.8%     23.1%
Digital             40,540      11.9%       31,723     10.5%     27.8%
Advertising         17,385       5.1%       17,697      5.9%     -1.8%
Telephone           15,803       4.7%       11,355      3.8%     39.2%
Premium             14,195       4.2%       13,394      4.4%      6.0%
Franchise fees       7,998       2.4%        7,354      2.4%      8.8%
Other                5,866       1.7%        5,054      1.7%     16.1%
               ------------ --------- ------------- --------  --------
Total            $ 339,469     100.0%   $  301,281    100.0%     12.7%
               ============ ========= ============= ========  ========


    Total Customer Relationships were 1,426,300 as of March 31, 2007, an increase of 49,500 from 1,376,800 as of March 31, 2006. Total Customer Relationships represent the number of customers who receive one or more of Insight's products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase. In the quarter ended March 31, 2007, Insight added 122,600 RGUs, which represent the sum of basic, digital, high-speed Internet and telephone customers, and as of March 31, 2007, had 2,801,600 RGUs, an increase of 13% from March 31, 2006.



RGUs by category were as follows (in thousands):

                                 March 31, 2007      March 31, 2006
                               ------------------- -------------------
Basic                                     1,344.0             1,306.7
High-speed Internet                         656.0               514.8
Digital                                     653.8               560.5
Telephone                                   147.8                99.7
                               ------------------- -------------------
  Total RGUs                              2,801.6             2,481.7
                               =================== ===================


    Average monthly revenue per basic customer was $84.86 for the three months ended March 31, 2007, compared to $77.60 for the three months ended March 31, 2006. This primarily reflects the continued growth of high-speed Internet and video product offerings in all markets, as well as video rate increases.

    Programming and other operating costs increased $8.4 million, or 8%. Increases in programming rates, customers and the addition of new programming content were significant drivers of the cost increase for the quarter ended March 31, 2007. For the quarter ended March 31, 2006, programming costs reflected certain programming credits resulting from favorable resolution of pricing negotiations related to certain prior period programming costs that were accrued at a higher rate than the amount actually paid. Programming credits for the quarter ended March 31, 2007, were lower, causing overall programming cost increases to be greater. Direct operating costs decreased due to decreases in our high-speed Internet service costs as the company, in 2006, transitioned its Internet services in-house and realized both cost savings and operational benefits from this investment even while increasing its customer base. These decreases were partially offset by an increase in telephone cost of service as the company successfully rolled out this product in eight previously unserved districts during the second half of 2006 and in January 2007.

                               (Page 3)

    Selling, general and administrative expenses increased $12.5 million, or 16%, primarily due to increased payroll, payroll-related costs and temporary help associated with an increase in the number of employees and salary increases for existing employees. The increase in the number of employees represents investments in sales and marketing, customer care and information technology personnel to continue to upgrade and enhance Insight's product offerings, manage its increasingly complex network and increase customer satisfaction. A portion of the information technology personnel increases were directly related to the transition of the company's Internet services in-house. Marketing expenses increased over the prior year to support the continued rollout of high-speed Internet, digital and telephone products, and to grow the company's core video customer base. Franchise fees, customer billing and collection fees increased primarily due to the increase in revenues and the customer base.

    Depreciation and amortization expense increased $5.0 million, or 8%, primarily as a result of an increased level of capital expenditures through March 31, 2007. These expenditures were primarily for purchases of customer premise equipment, installation labor and materials, capitalized labor, headend equipment, network extensions and network capacity and bandwidth increases, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since March 31, 2006.

    As a result of the factors discussed above, Adjusted Operating Income before Depreciation and Amortization increased $17.1 million to $129.3 million, an increase of 15% over Q1 2006.

    Interest expense decreased $3.2 million, or 5%, because of lower interest rates, which averaged 8.3% for the three months ended March 31, 2007, as compared to 8.9% for the three months ended March 31, 2006, and as a result of the redemption of our 10 1/2% senior notes and a portion of our 9 3/4% senior notes with the proceeds from our new credit facility in the fourth quarter of 2006.

    Liquidity and Capital Resources

    Insight's business requires cash for operations, debt service and capital expenditures. The cable television business has substantial ongoing capital requirements for the provision of new services and the construction, expansion and maintenance of its broadband networks. In the past, expenditures have been made for various purposes, including the upgrade of the existing cable network, and will continue to be made for customer premise equipment (e.g., set-top boxes), installation and deployment of new product and service offerings, capitalized payroll, network capacity, bandwidth increases, network extensions, and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.

                               (Page 4)

    Cash provided by operations for the three months ended March 31, 2007 and 2006 was $93.7 million and $86.5 million. The increase was primarily attributable to the timing of cash receipts and payments related to our working capital accounts and a decrease in our net loss. These increases were partially offset by a decrease in interest payable because of the redemption of our 10 1/2% senior notes and a portion of our 9 3/4% senior notes and the refinancing of our credit facility in the fourth quarter of 2006.

    Cash used in investing activities for the three months ended March 31, 2007 and 2006 was $76.9 million and $57.6 million, and was primarily for capital expenditures. These expenditures principally constituted purchases of customer premise equipment, installation labor and materials and capitalized labor, all of which are necessary to grow the customer base and expand the company's service offerings. The increase in capital expenditures was driven primarily by increases in customer premise equipment purchases and installation labor and material expenditures.

    Cash used in financing activities for the three months ended March 31, 2007 and 2006 was $25.4 million and $20.9 million. These expenditures were primarily for the repayment of Insight's credit facility.

    Free Cash Flow for the three months ended March 31, 2007 totaled $16.8 million, compared to $28.9 million for the three months ended March 31, 2006. This decrease in Free Cash Flow from Q1 2006 to Q1 2007 of $12.1 million was primarily driven by the following:

    -- A $30.7 million increase in cash interest expense paid, which was primarily driven by the refinancing of Insight's credit facility in the fourth quarter of 2006. Insight pays interest quarterly on the new credit facility, and paid interest semi-annually (in Q2 and Q4) on the bonds it refinanced. Additionally, in February 2007, interest on the 12 1/4% Senior Discount Notes was paid in cash whereas in February 2006 it was paid in-kind; and

    --  A $19.3 million increase in capital expenditures.

    These increased uses of cash were offset by:

    -- A $20.5 million increase in the generation of Free Cash Flow over the same period in the prior year from changes in working capital accounts; and

    -- A $17.1 million increase in Adjusted Operating Income before Depreciation and Amortization.

    Insight believes that the Insight Midwest Holdings credit facility, cash on-hand and cash flow from operations are sufficient to support the company's current operating plan. As of March 31, 2007, Insight had the ability to draw upon $174.7 million of unused availability to fund any shortfall resulting from the inability of Insight Midwest's cash from operations to fund its capital expenditures, meet its debt service requirement or otherwise fund its operations. Insight expects to use any available Free Cash Flow to repay its indebtedness.

                               (Page 5)

    On February 12, 2007, Insight Midwest Holdings amended its $2.445 billion senior secured facility to reduce the applicable margin with respect to its $1.8 billion B Term Loan facility by 25 basis points, or 0.25%.

    Use of Adjusted Operating Income before Depreciation and
Amortization and Free Cash Flow

    Insight utilizes Adjusted Operating Income before Depreciation and Amortization (defined as operating income before depreciation, amortization and non-cash stock-based compensation), among other measures, to evaluate the performance of its businesses. Adjusted Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Adjusted Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Adjusted Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry that may have different depreciation, amortization and stock-based compensation policies.

    A limitation of Adjusted Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Adjusted Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures, including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.

    Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.

                               (Page 6)

    Both Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

    Reconciliation of Net Income (Loss) to Adjusted Operating Income before Depreciation and Amortization

    The following table reconciles Net Income (Loss) to Adjusted
Operating Income before Depreciation and Amortization. In addition, the table provides the components from Net Income (Loss) to Operating Income.



                                                  Three Months Ended
                                                        March 31,
                                                  --------------------
                                                     2007      2006
                                                  --------------------
                                                     (in thousands)
                                                      (unaudited)
Net income (loss)                                 $   1,804  $(10,819)
Provision for income taxes                              121        80
                                                  --------------------
Income (loss) before income taxes                     1,925   (10,739)
Minority interest (income) expense                      553    (2,505)
                                                  --------------------
Income (loss) before minority interest and income
 taxes                                                2,478   (13,244)
Other (income) expense:
   Other                                               (393)       70
   Interest income                                     (320)     (512)
   Interest expense                                  57,897    61,075
                                                  --------------------
Total other expense, net                             57,184    60,633
                                                  --------------------
Operating income                                     59,662    47,389
Depreciation and amortization                        69,279    64,312
Stock-based compensation                                391       550
                                                  --------------------
Adjusted Operating Income before Depreciation and
 Amortization                                     $ 129,332  $112,251
                                                  ====================


                               (Page 7)

    Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow

    The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income.



                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                    2007       2006
                                                 ---------------------
                                                    (in thousands)
                                                      (unaudited)
Operating income                                 $  59,662  $  47,389
   Depreciation and amortization                    69,279     64,312
   Stock-based compensation                            391        550
                                                 ---------------------
Adjusted Operating Income before Depreciation and
 Amortization                                      129,332    112,251
   Changes in working capital accounts(1)           18,371     (2,086)
   Cash paid for interest                          (53,742)   (23,087)
   Cash paid for taxes                                (242)      (553)
                                                 ---------------------
Net cash provided by operating activities           93,719     86,525
   Capital expenditures                            (76,927)   (57,629)
                                                 ---------------------
Free Cash Flow                                   $  16,792  $  28,896
                                                 =====================

(1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.


    About Insight Communications

    Insight Communications is the ninth largest cable operator in the United States with approximately 1.4 million customer relationships in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art analog and digital video, high-speed Internet and voice telephony services to its customers.

                                  ###

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight anticipates. Factors that could have a material and adverse impact on actual results include: all of the services offered by Insight face a wide range of competition; Insight has substantial debt and has significant interest payment requirements; upon completion of the division of our joint venture with a subsidiary of Comcast Corporation we will face new challenges as a smaller company; the terms of Insight Midwest's indebtedness limits Insight's ability to access the cash flow of Insight Midwest's subsidiaries; Insight has a history of net losses; Insight's programming costs are substantial; general business conditions, economic uncertainty or slowdown, and the effects of governmental regulation; and the other risk factors described in Insight's annual report on Form 10-K and other periodic filings. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

                               (Page 8)



                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)

                                              March 31,   December 31,
                                                2007         2006
                                             ------------ ------------
                                             (unaudited)
Assets
Cash and cash equivalents                        $34,975      $43,573
Investments                                        7,000        7,000
Trade accounts receivable, net of allowance
 for doubtful accounts of $1,002 and $1,148
 as of March 31, 2007 and December 31, 2006       19,703       31,060
Launch funds receivable                              220          355
Prepaid expenses and other current assets          7,993        8,473
                                             ------------ ------------
     Total current assets                         69,891       90,461

Fixed assets, net                              1,159,784    1,151,260
Goodwill                                          72,430       72,430
Franchise costs                                2,361,959    2,361,959
Deferred financing costs, net of accumulated
 amortization of $30,354 and $29,473 as of
 March 31, 2007 and December 31, 2006             18,584       19,053
Other non-current assets                           2,454        2,941
                                             ------------ ------------
     Total assets                             $3,685,102   $3,698,104
                                             ============ ============


                               (Page 9)



                 Insight Communications Company, Inc.
                     Consolidated Balance Sheets
      (dollars in thousands, except share and per share amounts)

                                               March 31,  December 31,
                                                 2007        2006
                                              ----------- ------------
                                              (unaudited)
Liabilities and stockholders' equity
Accounts payable                                 $45,071      $43,772
Accrued expenses and other current
 liabilities                                      40,772       45,521
Accrued property taxes                            17,027       13,595
Accrued programming costs (inclusive of
 $33,964 and $30,677 due to related parties
 as of March 31, 2007 and December 31, 2006)      51,663       45,880
Deferred revenue                                   1,457        2,076
Interest payable                                  53,069       49,518
                                              ----------- ------------
     Total current liabilities                   209,059      200,362

Deferred revenue                                     493          683
Debt                                           2,781,772    2,805,722
Other non-current liabilities                        317            -

Minority interest                                246,187      245,634

Stockholders' equity:
Voting preferred stock, $.01 par value:
    Series A - 1,000,000 shares authorized;
     848,945 shares issued and outstanding as
     of March 31, 2007 and December 31, 2006           8            8
    Series B - 1,000,000 shares authorized;
     517,836 shares issued and outstanding as
     of March 31, 2007 and December 31, 2006           5            5
Non-voting preferred stock, $.01 par value:
    Series C - 15,000,000 shares authorized;
     13,364,693 shares issued and outstanding
     as of March 31, 2007 and December 31,
     2006                                            134          134
    Series D - 50,000,000 shares authorized;
     47,015,659 shares issued and outstanding
     as of March 31, 2007 and December 31,
     2006                                            470          470
Non-voting common stock, $.01 par value:
    Series E - 5,000,000 shares authorized;
     3,516,997 and 3,536,247 shares issued
     and outstanding as of March 31, 2007 and
     December 31, 2006                                35           35
    Series F - 100,000 shares authorized;
     95,180 and 93,250 shares issued and
     outstanding as of March 31, 2007 and
     December 31, 2006                                 1            1
Voting common stock, $.01 par value:
    Series G - 10,000,000 shares authorized;
     0 shares issued and outstanding as of
     March 31, 2007 and December 31, 2006              -            -
Additional paid-in-capital                       826,899      826,509
Accumulated deficit                             (379,961)    (381,765)
Accumulated other comprehensive income (loss)       (317)         306
                                              ----------- ------------
    Total stockholders' equity                   447,274      445,703
                                              ----------- ------------
    Total liabilities and stockholders'
     equity                                   $3,685,102   $3,698,104
                                              =========== ============


                               (Page 10)



                 Insight Communications Company, Inc.
                Consolidated Statements of Operations
                             (unaudited)
                        (dollars in thousands)

                                          Three Months Ended March 31,
                                          ----------------------------
                                              2007           2006
                                          -------------- -------------

Revenue                                        $339,469      $301,281

Operating costs and expenses:
 Programming and other operating costs
   (exclusive of depreciation and
    amortization) (inclusive of $51,393
    and $43,081 of programming expense
    incurred through related parties for
    the three months ended March 31, 2007
    and 2006)                                   119,855       111,415
 Selling, general and administrative
   (inclusive of $391 and $550 of stock-
    based compensation for the three
    months ended March 31, 2007 and 2006)        90,673        78,165
 Depreciation and amortization                   69,279        64,312
                                          -------------- -------------
Total operating costs and expenses              279,807       253,892
                                          -------------- -------------

Operating income                                 59,662        47,389

Other income (expense):
 Interest expense                               (57,897)      (61,075)
 Interest income                                    320           512
 Other income (expense)                             393           (70)
                                          -------------- -------------
Total other expense, net                        (57,184)      (60,633)

Income (loss) before minority interest
 and income taxes                                 2,478       (13,244)
Minority interest income (expense)                 (553)        2,505
                                          -------------- -------------

Income (loss) before income taxes                 1,925       (10,739)
Provision for income taxes                         (121)          (80)
                                          -------------- -------------

Net income (loss)                                $1,804      ($10,819)
                                          ============== =============


                               (Page 11)



                 Insight Communications Company, Inc.
                 Consolidated Statement of Cash Flows
                             (unaudited)
                        (dollars in thousands)

                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                     2007      2006
                                                    -------- ---------
Operating activities:
   Net income (loss)                                 $1,804  ($10,819)
   Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Depreciation and amortization                  69,279    64,312
      Stock-based compensation                          391       550
      Loss on interest rate swaps                         -     1,665
      Minority interest                                 553    (2,505)
      Provision for losses on trade accounts
       receivable                                     2,559     2,904
      Amortization of note discount                   1,050     4,816
      Changes in operating assets and liabilities:
         Trade accounts receivable                    8,798     6,780
         Launch funds receivable                        135       387
         Prepaid expenses and other assets              949    (2,710)
         Accounts payable                             1,299    (8,092)
         Interest payable                             3,551    31,485
         Accrued expenses and other liabilities       3,351    (2,248)
                                                    -------- ---------
   Net cash provided by operating activities         93,719    86,525
                                                    -------- ---------
Investing activities:
   Purchase of fixed assets                         (76,927)  (57,629)
   Sale of fixed assets                                  23       336
   Purchase of investments                                 -     (257)
                                                    ------------------
   Net cash used in investing activities            (76,904)  (57,550)
                                                    -------- ---------
Financing activities:
   Repayment of credit facilities                   (25,000)  (20,875)
   Debt refinancing costs                              (412)        -
   Other                                                 (1)        1
                                                    -------- ---------
Net cash used in financing activities               (25,413)  (20,874)
                                                    -------- ---------
Net increase (decrease) in cash and cash
 equivalents                                         (8,598)    8,101
Cash and cash equivalents, beginning of period       43,573    29,782
                                                    -------- ---------
Cash and cash equivalents, end of period            $34,975   $37,883
                                                    ======== =========


                               (Page 12)



                 Insight Communications Company, Inc.
                         Operating Statistics
       (in thousands, except per customer and penetration data)

                                            Q1        Q4        Q1
                                           2007      2006      2006
                                         --------- -------------------

Customer Relationships                    1,426.3   1,401.8   1,376.8

Total Average Monthly Revenue per Basic
 Customer                                  $84.86    $83.65    $77.60

Basic Cable
-----------------------------------------
Homes Passed                              2,472.7   2,465.2   2,434.9
Basic Cable Customers                     1,344.0   1,322.8   1,306.7
Basic Cable Penetration                      54.4%     53.7%     53.7%

Cable Revenue                            $168,151  $162,262  $158,207
Average Monthly Cable Revenue per Basic
 Customer                                  $42.03    $40.95    $40.75

High-Speed Internet ("HSI")
-----------------------------------------
HSI Homes Passed                          2,446.8   2,439.6   2,387.0
HSI Customers                               656.0     611.2     514.8
HSI Penetration                              26.8%     25.1%     21.6%

HSI Revenue                               $69,531   $65,202   $56,497
Average Monthly HSI Revenue per Basic
 Customer                                  $17.38    $16.46    $14.55
Average Monthly HSI Revenue per HSI
 Customer                                  $36.58    $36.51    $38.23

Digital Cable
-----------------------------------------
Digital Universe                           1282.2    1259.6    1245.4
Digital Customers                           653.8     621.6     560.5
Digital Cable Penetration                    51.0%     49.3%     45.0%

Digital Revenue                           $40,540   $37,163   $31,723
Average Monthly Digital Revenue per Basic
 Customer                                  $10.13     $9.38     $8.17
Average Monthly Digital Revenue per
 Digital Customer                          $21.19    $20.32    $19.59

Telephone
-----------------------------------------
Telephone Universe (marketable homes)      1957.7    1392.7     858.3
Telephone Customers                         147.8     123.4      99.7
Telephone Penetration (to marketable
 homes)                                       7.5%      8.9%     11.6%

Telephone Revenue                         $15,803   $13,761   $11,355
Average Monthly Telephone Revenue per
 Basic Customer                             $3.95     $3.47     $2.92
Average Monthly Telephone Revenue per
 Telephone Customer                        $38.86    $38.83    $39.93

Advertising Revenue
-----------------------------------------
Advertising Revenue                       $17,385   $25,988   $17,697
Average Monthly Advertising Revenue per
 Basic Customer                             $4.35     $6.56     $4.56

Other Revenue
-----------------------------------------
Other Revenue                             $28,059   $27,078   $25,802
Average Monthly Other Revenue per Basic
 Customer                                   $7.02     $6.83     $6.65


                               (Page 13)



                 Insight Communications Company, Inc.
                  NCTA Standard Reporting Categories
                         Capital Expenditures
                             (unaudited)
                            (in thousands)

                            Three Months   Three Months      Year
                                Ended         Ended          Ended
Insight Consolidated          March 31,     March 31,    December 31,
                                 2007          2006           2006
----------------------------------------------------------------------
Customer Premise Equipment       $56,375        $36,642      $158,769
Scalable Infrastructure            5,455          4,491        37,820
Line Extensions                    5,503          6,333        29,208
Upgrade/Rebuild                    4,044          3,719        16,709
Support Capital                    5,550          6,444        43,883
                            ------------------------------------------
Total Insight Consolidated       $76,927        $57,629      $286,389
                            ------------------------------------------


                               (Page 14)


    CONTACT: Insight Communications
             Sandy Colony, 917-286-2300
             SVP, Communications